Advanced Semiconductor Engineering, Inc.

Investor Relations Contact:

Iris Wu, Manager

irissh_wu@aseglobal.com

Tel: +886.2.6636.5678

http://www.aseglobal.com

March 17, 2016

ASE Inc. Press Release

Taipei, Taiwan, R.O.C., March 17, 2016 – Advanced Semiconductor Engineering, Inc. (TWSE Code: 2311, NYSE Code: ASX) (“ASE”) announced today that the tender offer by ASE for common shares (including common shares represented by American depositary shares) of Siliconware Precision Industries Co., Ltd. (“SPIL”), launched on December 29, 2015, was unsuccessful due to failure to satisfy the tender offer conditions, as ASE did not receive approval from the Taiwan Fair Trade Commission (“FTC”) for the proposed combination between ASE and SPIL before the expiration of the tender offer. Over 27.57% of SPIL shareholders participated in this tender offer. ASE sincerely thanks all members of various fields who supported this tender offer, particularly all SPIL shareholders who participated in this tender offer. ASE deeply regrets not being able to purchase shares from all participating SPIL shareholders due to the FTC not approving the proposed combination before the expiration date of this tender offer. ASE has instructed its tender agents to return all shares to participating SPIL shareholders as soon as possible.

Currently, the Taiwanese semiconductor packaging and testing industry is facing an unprecedented and intense challenge. Semiconductor businesses of other countries and regions – both integrated device manufacturers (“IDMs”) and outsourced assembly and test (“OSAT”) companies – have dramatically improved their global competitiveness through large-scale mergers and acquisitions, and certain players have arisen in the global market with significant support from the government. ASE deeply believes that, only if Taiwanese packaging and testing peers form a national team to face numerous current challenges through the active integration of resources and response to government policies, can the Taiwanese packaging and testing industry maintain its competitive advantage. ASE’s acquisition of an equity interest in SPIL was aimed at seeking cooperation with SPIL in order to consolidate both parties’ resources and excellent teams. In so doing, both parties could grasp the opportunity of next-generation packaging and testing technologies, welcome the arrival of the “Internet of things” and miniaturization, and jointly create a new blue ocean for the Taiwanese packaging and testing industry against a backdrop of intensifying competition in the global semiconductor industry from IDMs and OSATs.

During the tender offer period, ASE listened with an open mind to the opinions and recommendations expressed by individuals from all walks of society, and hereby makes the following four statements:

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Advanced Semiconductor Engineering, Inc.

1.	ASE’s determination to seek integration with SPIL has not changed; after obtaining the FTC’s approval, ASE expects to continue seeking the support of SPIL shareholders in order to complete the acquisition of 100% equity interest in SPIL.

2.	ASE’s promise to maintain SPIL’s legal entity status, legal entity name, current employee benefits, work conditions and personnel regulations, and retain the current SPIL management team and all employees with the utmost good faith to protect their employment right, has not changed.

3.	In order to realize ASE’s promise to maintain its roots in Taiwan, integrate the industry, innovate technology, and look after SPIL employees, suppliers and industry partners, concurrent with the acquisition of SPIL, ASE will plan to establish an industrial holding company in Taiwan. In the future, the industrial holding company will separately hold 100% equity interests in both ASE and SPIL, both of which shall retain their legal entity status, allowing ASE and SPIL to become parallel sibling companies under the same holding company, and at the same time jointly creating a platform for mutual benefit that maintains the current operating model of the two companies. The newly established industrial holding company will be listed in Taiwan (and the American depositary shares of the new holding company will be listed in the U.S.) and all current operations of ASE and SPIL in Taiwan will be maintained. ASE will invite, in utmost good faith, Chairman Lin and President Tsai of SPIL to join the board of the industrial holding company and jointly manage the industrial holding company with ASE’s management team. In addition, they will continue to serve as chairman and president of SPIL, respectively, and lead the current SPIL management team to look after all SPIL employees as well partners in the up-, mid- and downstream industry chain.

4.	Driven by the twin engines of ASE and SPIL’s packaging and testing, the newly established industrial holding company can be expected to strengthen resource consolidation in Taiwan’s current semiconductor packaging and testing and related industries and become a new innovation platform for the industry. By drawing on the strength of up-, mid- and downstream businesses in the semiconductor packaging and testing industry, it can face the challenges posed by intense changes in the global semiconductor landscape.

Faced with new competition in the greater environment and the major decision of the industry’s future development, ASE sincerely calls upon individuals from all walks of domestic society to adopt a macro perspective and soberly view the impact of development trends in the global semiconductor industry on the Taiwanese packaging and testing industry. Integration of the Taiwanese packaging and testing industry is both necessary and timely. The merger between ASE and SPIL is neither a fight for management rights nor an act of impulse, but rather a critical question of survival for the entire Taiwanese semiconductor packaging and testing supply chain. Founding a business is not easy, but conserving what has been established is even more difficult. ASE’s management team deeply believes that simply maintaining the status quo and reaping the fruit of our predecessor’s labor is not a currently

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acceptable option.

Based on our determination for sustained operation in Taiwan, as well as our promise to look after the families of tens of thousands of Taiwanese employees, ASE chose to take the first step in integration. We also hoped our tender offer could stimulate the industry’s integration, generate complementary synergy, and help the future development of the Taiwanese semiconductor industry reach a new high point in terms of enhanced efficiency, economic scale, and depth of research and development and innovation. Even though the process of integration has its challenges and difficulties, building on past success is our joint responsibility and society’s expectation. ASE sincerely hopes that SPIL and ASE can jointly create the glory of Taiwan, so that a brighter day may soon arrive for the next generation of the Taiwanese semiconductor packaging and testing industry.

SAFE HARBOR NOTICE

This press release contains "forward-looking statements" within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended, including statements regarding our future results of operations and business prospects. Although these forward-looking statements, which may include statements regarding our future results of operations, financial condition or business prospects, are based on our own information and information from other sources we believe to be reliable, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar expressions, as they relate to us, are intended to identify these forward-looking statements in this press release. Our actual results of operations, financial condition or business prospects may differ materially from those expressed or implied in these forward-looking statements for a variety of reasons, including risks associated with cyclicality and market conditions in the semiconductor or electronic industry; changes in our regulatory environment, including our ability to comply with new or stricter environmental regulations and to resolve environmental liabilities; demand for the outsourced semiconductor packaging, testing and electronic manufacturing services we offer and for such outsourced services generally; the highly competitive semiconductor or manufacturing industry we are involved in; our ability to introduce new technologies in order to remain competitive; international business activities; our business strategy; our future expansion plans and capital expenditures; the strained relationship between the Republic of China and the People’s Republic of China; general economic and political conditions; the recent global economic crisis; possible disruptions in commercial activities caused by natural or human-induced disasters; fluctuations in foreign currency exchange rates; and other factors. For a discussion of these risks and other factors, please see the documents we file from time to time with the Securities and Exchange Commission, including our 2014 Annual Report on Form 20-F filed on March 18, 2015.

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